Exhibit 99.1

CONTACT:

Purple Communications

Laura Kowalcyk

CJP Communications

lkowalcyk@cjpcom.com

212-279-3115 x209

GOAMERICA BECOMES PURPLE™ COMMUNICATIONS™

Name Change Marks An Important Step In a 25-Year Effort to Enhance Communication for

People Who are Deaf or Hard Of Hearing

Company Stock Now Trading Under Symbol NASDAQ: PRPL

NOVATO, CA – February 12, 2009 – GoAmerica® , Inc., one of the nation’s leading providers of text and video relay and on-site interpreting services today announced that it has changed its name to Purple™ Communications™, Inc. The Company’s stock ticker has changed from NASDAQ: GOAM to NASDAQ: PRPL.

In 2008, the Company completed five transactions, blending a portfolio of services that is tailored for people who are deaf or hard hearing. With those acquisitions came multiple brands and a need for a unified identity.

“When I founded Hands On, we adopted the color purple in our early logos. As we began educating consumers about our service, purple took on a life of its own, and customers started calling us the ‘purple company’,” said Ronald Obray, founder of Hands On Video Relay Service®. “The link to the color purple stuck with us over the years, and came to represent not just the quality of our services, but the values behind these services. Adopting Purple as a part of the company name is a testament to the community, the employees, and all the people who are working to make Purple Communications what it is today.”

“The desire and passion to serve the deaf community that existed when we founded Sign Language Associates (SLA) in 1982 hasn’t changed,” said Janet Bailey, senior vice president of community interpreting for Purple Communications, and SLA’s founder and its former CEO. “Now, this passion is captured as part of the Purple brand and the spirit of service behind the new company name.”

“Creating an integrated company with a single purpose and clear branding direction was an important goal for us after last year’s transactions,” said Dan Luis, Purple Communications’ CEO. “As a name, ‘Purple’ accomplishes this while connecting all of the company’s services to the shared set of core values that already existed in each of the companies we brought together.”

The Company name change is part of a comprehensive branding roll out that will align all of the service brands of Purple Communications, including Hands On Video Relay Service, i711®, and IP-Relay.com™. These service brands, which now carry the “Powered by Purple™” tagline, will soon be updated to visually reflect a stronger connection to the Purple™ brand.

The Company’s community interpreting services, Sign Language Associates (SLA), Visual Language Interpreting (VLI), and Hands On Services will also soon be unified under one name, Purple™ Language Services, now the nation’s leading provider of on-site interpreting services.

Enhancing Communication For More Than 25 Years

Through its services, Purple Communications has been continuously serving people with hearing or speech disabilities since 1982, and has assembled a long list of innovations. These include the nation’s first wireless TTY service, the first IP-relay service, the first wireless relay service, the first relay service on AOL® Instant Messenger (AIM), the first 10-digit numbers for deaf consumers, and the first interpreting agency. Together, these Purple™ services have enriched the lives of millions of people through more accessible, clearer communication.

“We’re very proud of and grateful to the employees and customers who poured the ‘foundation’ that defines why we exist as a company. As we begin this next chapter under the Purple name, that foundation will anchor our values and serve as a continual reminder of our commitment to the customers we serve,” added Luis.

New Purple™ Corporate Web Site

Purple Communications also launched its new corporate website this week, www.purple.us, offering a variety of content in both English and American Sign Language, providing new educational information about recent FCC rulings that impact deaf consumers (www.purple.us/localnumber) and information about all of the services offered by Purple Communications.

About Purple™

Purple Communications is a leading provider of onsite interpreting services, video relay and text relay services, and video remote interpreting, offering a wide array of options designed to meet the varied communication needs of its customers. The Company’s vision is to enable free-flowing communication between people, inclusive of differences in abilities, languages, or locations. For more information on the Company or its services, visit www.purple.us or contact Purple Communications directly by voice at 415-408-2300, by Internet relay by visiting www.i711.com or www.ip-relay.com, or by video phone by connecting to hovrs.tv.

Safe Harbor

The statements contained in this news release that are not based on historical fact — including statements regarding the anticipated results of the transactions described in this press release — constitute “forward-looking statements” that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “estimate”, “anticipate”, “continue”, or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our ability to integrate the businesses and technologies we have acquired; (ii) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (iii) our dependence on wireless carrier networks; (iv) our ability to respond to increased competition in the wireless data industry; (v) our ability to generate revenue growth; (vi) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (vii) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. Purple Communications™ is not obligated to update and does not undertake to update any of its forward looking statements made in this press release. Each reference in this news release to “Purple™”, the “Company” or “We”, or any variation thereof, is a reference to Purple Communications™, Inc. and its subsidiaries.

“GoAmerica”, “i711”, the “i711.com” logo, “Relay and Beyond”, and “Hands On Video Relay Service” are registered trademarks of Purple Communications, Inc. “Purple”, “Powered by Purple”, “IP-Relay.com”, “hovrs” are trademarks and service marks of Purple Communications, Inc. Other names may be trademarks of their respective owners.

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